Exhibit 5
May 29, 2026
Re: Registration Statement on Form S-8
Ladies and Gentlemen,
I am the Chief Legal Officer, General Counsel and Corporate Secretary for Zebra Technologies Corporation (the “Company”), a Delaware corporation, and have acted as counsel for the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 2,430,000 shares of Class A Common Stock, $0.01 par value (the “Registered Common Stock”) to be issued under the Zebra Technologies Corporation 2026 Long-Term Incentive Plan (the “Plan”).
I am familiar with the Plan and the Registration Statement. I have also examined originals, or copies of originals certified or otherwise identified to my satisfaction, of the Company’s corporate records, certificates of public officials, and other relevant instruments. I have examined such questions of law and have satisfied myself to such matters of fact as I have deemed relevant and necessary as a basis for the opinions expressed herein. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination.
Based upon the foregoing and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that:
1.The Company is duly incorporated and validly existing under the laws of the State of Delaware.
2.Each share of Registered Common Stock which is newly issued pursuant to the Plan will be legally issued, fully paid and non-assessable when:
i.The Registration Statement shall have become effective under the Securities Act;
ii.The Company’s Board of Directors or a duly authorized committee thereof shall have adopted final resolutions authorizing the issuance of such share for the consideration provided in the Plan; and
iii.Either a certificate representing such share of Registered Common Stock shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof upon payment of the agreed consideration therefor (not less than the par value thereof) or if any share of Registered Common Stock is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such share of Registered Common Stock to the purchaser thereof, upon payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the terms of the applicable Plan.
This opinion letter is limited to the General Corporation Law of the State of Delaware and the Securities Act. I express no opinion as to the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance or sale of shares of Registered Common Stock.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules and regulations promulgated by the Commission.

Sincerely,

/s/ Cristen Kogl
Cristen Kogl
Chief Legal Officer, General Counsel and Corporate Secretary
Zebra Technologies Corporation
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